Registration Statement No. 333-221336

Filed pursuant to Rule 424(b)(3)

Amendment dated June 4, 2018 to

Pricing Supplement No. 5, dated November 3, 2017, to Prospectus Supplement and Prospectus each dated November 3, 2017 relating to the Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation)
Medium-Term Note Program, Series F

Linked to the Rogers International Commodity Index®

— Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between May 4, 2018 and June 5, 2018:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,000,000	57.127%	$571,270	May 15, 2018
$1,300,000	57.838%	$751,894	May 18, 2018
$1,600,000	58.456%	$935,296	May 25, 2018
$1,300,000	58.723%	$763,399	May 29, 2018
$1,500,000	58.714%	$880,710	May 30, 2018
$1,000,000	58.538%	$585,380	May 31, 2018
$1,000,000	57.870%	$578,700	June 5, 2018

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$8,700,000	58.237%	$5,066,649	$630.80(1)

(1)           The registration fee is calculated in accordance with Rule 457(r) under the Securities Act. The registration fee of US$630.80 for this offering is being paid out of SEK’s SEC account, the current balance of which is US$90,449.22 as of the date hereof. After payment of the registration fee for this offering, US$89,818.42 remains available in SEK’s account for future registration fees.